Exhibit 10.1

POSITIVE PHYSICIANS HOLDINGS, INC.

850 Cassatt Road

Suite 220

Berwyn, PA 19312

September 5, 2019

Mr. Donovan Augustin, CPA

402 Glendale Road

Collegeville, PA 19426

Dear Donovan,

On behalf of Positive Physicians Holdings, Inc. (“PPHI”), Positive Physicians Insurance Company (“PPIC”) and Diversus Inc. (“Diversus”) (collectively PPHI, PPIC and Diversus are referred to as the “Company”), I am pleased to offer you employment with the Company as Chief Financial Officer of PPHI and PPIC. This offer is made in accordance with the Diversus terms and conditions of employment contained in the Diversus employee handbook, which may be amended from time to time.  This offer is contingent upon you signing and returning this offer letter within seven (7) days of your receipt thereof.

1.

Employment.  The Company agrees to employ you as Chief Financial Officer of PPHI and PPIC.  While employed by the Company, you will report directly to the Chief Executive Officer (“CEO”) and faithfully perform and discharge such duties consistent with your position as may be assigned to you from time to time by the CEO or other responsible manager of the Company designated by the CEO (each such person being referred to herein as the “Designated Manager”).  You will devote your full time, attention and energies to the business of the Company and you shall not be employed in any other business activity during your employment whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.

Base Salary and Signing Bonus.  Your base salary will be $180,000.00 per annum, paid to you in bi-weekly payments in arrears on the last Friday of each two week period.  In addition, you will receive a bonus upon the date of commencement of your employment with the Company in the amount of $25,000.00 (the “Signing Bonus”).  If your employment with the Company is terminated for any reason by you within 12 months of the date your employment commences with the Company, you shall immediately repay in full to the Company the $25,000 Signing Bonus. In addition, if your employment with the Company is terminated for cause by the Company, you shall immediately repay in full to the Company the $25,000 Signing Bonus.  For purposes of this section “cause” shall mean:

i)	dishonesty, breach of trust, misconduct (e.g. insubordination), or criminal activity;

ii)

failure to finalize and deliver to the Company and to the satisfaction of the board of directors of the Company quarterly and annual statutory and GAAP financial statements within applicable regulatory time frames;

iii)

failure to finalize and deliver to the Company and to the satisfaction of the board of directors of the Company quarterly and annual management’s discussion and analysis and financial planning and analysis to accompany the financial statements.

3.

Discretionary Bonus.  During your employment with the Company, the Company may grant you an annual bonus in an amount, if any, and at such times as the Company’s Board of Directors, in its sole discretion, may determine based upon the assessment of the Company’s financial performance and performance of your duties on behalf of the Company.  You must be an active employee on the day payment is made in order for you to receive the bonus.

4.

Employee Benefits.  You are entitled to Holidays, Paid Time Off (“PTO”) and Sick Time in accordance with the Diversus employee handbook, prorated for the remainder of 2019, except that your annual vacation time shall be three weeks, prorated as set forth above.  Additionally, you will be eligible to participate in the Diversus healthcare benefit and life insurance program as described in the employee handbook. As an employee of the Company you will also be provided with customary ancillary benefits and support necessary to fulfil your duties, including, without limitation, a laptop computer and company credit card.

5.

Participation in Equity incentive Plans.  At the sole discretion of the Company, you shall be eligible to participate in equity incentive plans established by Diversus and by PPHI (upon the establishment of the equity incentive plans).

6.

Performance Objectives and Review.  Each individual's personal objectives and measures are established in writing in the first quarter of each year. The progress towards achievement of the objectives and measures is reviewed formally at least once a year and informally on an ongoing basis.  The granting of any increase or bonus (as outlined above) is at the complete discretion of the Company and shall not be construed as a promise or guarantee.

7.

Confidentiality.  In light of the highly competitive nature of the industry in which the Company’s business is conducted, you agree that you will not, at any time during or after your employment, disclose any confidential or proprietary information of the Company or any of its subsidiaries or affiliates or any company to which Diversus provides management services, including but not limited to PPHI, PPIC, and the subsidiaries and affiliates of PPHI and PPIC: trade secrets, private or secret business processes; identities of customers or insureds; underwriting, claims handling, and sales techniques; policy terms, rates, credits, and debits; identities of and pricing paid by any and all insureds; distribution and broker network and techniques; financial statements and other financial data; and other information concerning their products, services, and development activities (collectively “Proprietary Information”) obtained by you as a result of your employment with the Company to any person or other entity for any reason or purpose whatsoever, except as necessary in the performance of your duties as an employee of the Company, and then only upon a written confidentiality agreement in such form and content as requested by the Company.  You further agree that you will not make use of any Proprietary Information for your own purposes or for the benefit of any person or entity except the Company under any circumstances at any time during or after your employment with the Company; provided, however, that you shall be permitted to make disclosure of such information to the extent it is required under applicable law or court order so long as reasonable advance written notice of the is furnished to the Company prior to such disclosure.

8.

Prior Employment Agreements and Pre-Employment Screenings.  In accepting the Company’s offer of employment, you are representing that you are not a party to any agreement with a prior or current employer which purports to restrict in any way your ability to engage in the insurance or reinsurance business.  This offer of employment is contingent upon the satisfactory results of routine reference and background checks and your providing proof of your status as either a United States Citizen or an authorized alien worker.

9.

Termination of Employment:  You are an employee “at will.”  Your employment may be terminated by you or the Company at any time for any reason or no reason at all by notice to the other in writing, given at least thirty (30) days prior to the effective date of termination. Notwithstanding the foregoing, the Company has the right to immediately terminate your employment without notice for reasons of your dishonesty, breach of trust, misconduct (e.g. insubordination), or criminal activity.

10.

Covenant Not To Compete. You acknowledge and recognize the highly competitive nature of the Company’s business and you do hereby covenant and agree in consideration for the offer of employment and the compensation provided herein, during your employment and for a period of twelve (12) months following termination of your employment, whether voluntary or involuntary, and whether with or without cause, you will not directly or indirectly, on your own behalf or on behalf of anyone else, (i) engage in or assist others in engaging in any Restricted Business (defined below); (ii) have an interest in any person that engages directly or indirectly in any Restricted Business in any capacity, including as a partner, shareholder, proprietor, director, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships between Diversus, PPHI and PPIC and their subsidiaries and affiliates and their respective customers, accounts, vendors, agents, brokers, insureds or suppliers.  For purposes of this Section, “Restricted Business” means selling, soliciting, attempting to obtain, offering, accepting, writing, servicing, brokering or otherwise transacting medical malpractice insurance business or medical malpractice insurance products of any kind or otherwise engaging in the operation of a medical malpractice insurance agency or brokerage in any State in which the Company provides medical malpractice insurance.

11.	Non-Solicitation.

11.1

You acknowledge and recognize the highly competitive nature of the Company’s business and you do hereby covenant and agree in consideration for the offer of employment and the compensation provided herein, during your employment and for a period of twelve (12) months following termination of your employment, whether voluntary or involuntary, and whether with or without cause, you will not directly or indirectly, solicit any business from (a) any insured of any insurance company member of the Company, (b) any retail insurance broker that places business with or through the Company, (c) any other customer with which the Company does business, and/or (d) any “Active

Prospect.”  “Active Prospect” means any potential insured, broker or other customer which the Company solicited or worked to obtain, secure or develop during the twelve month period prior to the termination of your employment with the Company.

11.2

You further agree that for a period of and for a period of twelve (12) months following termination of your employment, whether voluntary or involuntary, and whether with or without cause, you will not directly or indirectly, solicit for employment any employee of the Company or otherwise encourage an employee of any member of the Company to leave his/her employment.

11.3

You acknowledge and agree that (i) the covenants contained in Sections 10 and 11 hereof are made by you as a condition of your employment with the Company and in consideration of the increased salary and other benefits to be provided hereunder, and (ii) the Company would not have made this offer of continued employment to you without obtaining the benefits of the covenants contained in Section 10 and 11 hereof.

12.

Assignment.  You consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate to whose employ you may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.  Rights of the Company may be assigned, without your consent, to any successor of the Company, whether by merger, or a purchase of all or substantially all of the assets of the Company.  You acknowledge and agree that this letter agreement is not assignable or delegable by you.

13.

Remedies.  You acknowledge that the Company’s remedy at law for a threatened or actual breach of any of the provisions of paragraphs 7, 10 and 11 would be inadequate.  Accordingly, in the event of a breach or threatened breach by you of any provision of such, in addition to its remedy at law, the Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy then available, without requiring the Company to post any bond or other security (other than a nominal bond or other nominal security).  You agree not to oppose the Company’s request for such relief.  Such relief is cumulative and in addition to all other remedies available to the Company.  If a final judicial determination is made by a court having jurisdiction that time, territory or any other restriction contained in paragraphs 7, 10 and/or 11 is unreasonable or otherwise unenforceable, the provisions of paragraphs 7, 10 or 11, as appropriate, shall not be rendered void but shall be deemed amended to apply as to such maximum extent as such court may determine or indicate to be reasonable.

14.

Miscellaneous.  The invalidity or unenforceability of any provision hereof shall in no event affect the validity or enforceability of any other provision.  This offer letter contains the entire agreement of the parties relating to your employment, supersedes and replaces in its entirety any existing employment or similar agreement relating thereto, and may not be modified except by an agreement in writing signed by both parties.  This Agreement is governed by the substantive laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction.

Should you have any questions relating to the above, do not hesitate to contact me or your direct supervisor. If you decide to accept this offer, please confirm your acceptance by signing this offer letter where indicated below, and returning it to us within seven (7) days.

Failure to return this letter and documentation by the specified dates may result in our offer being withdrawn.

We look forward to you joining us and hope that our association will be a long and mutually satisfying one.

Sincerely,

/s/ Lewis Sharps, MD
Lewis Sharps, MD
Chief Executive Officer

Agreed by:

Donovan Augustin

/s/ Donovan Augustin	September 6, 2019
Signature	Date